UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

April 19, 2021

Immunome, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39580	77-0694340
(state or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

665 Stockton Drive, Suite 300 Exton, Pennsylvania	19341
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 321-3700

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	IMNM	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Corleen M. Roche as Chief Financial Officer

Effective on April 19, 2021, Immunome, Inc. (the “Company”) appointed Corleen M. Roche as Chief Financial Officer of the Company.

Ms. Roche was, from 2019 until April 2021, the Chief Financial Officer, U.S. of Biogen Inc., a multi-national biotechnology company that focuses on the discovery, development and delivery of therapies for the treatment of neurological diseases. Previously, Ms. Roche was, from 2015 to 2019, the Chief Financial Officer U.S. Biopharma for Sandoz, a division of Novartis and a global leader in biosimilars and generic pharmaceuticals. Ms. Roche, age 55, began her career at PricewaterhouseCoopers and has served as Chief Financial Officer at other companies including IoGenetics, Inc. and the Global Vaccines business unit at Wyeth Pharmaceuticals. Ms. Roche received her B.A. in Accountancy from Villanova University.

The Company entered into an Employment Offer Letter (the “Employment Letter Agreement”) with Ms. Roche setting forth the terms of Ms. Roche’s employment as Chief Financial Officer beginning on April 19, 2021. Pursuant to the Employment Letter Agreement, Ms. Roche is entitled to an initial annual base salary of $400,000. Ms. Roche’s Employment Letter Agreement also provides for an annual target bonus of up to 40% of her base salary, pro-rated for her first year of employment. Receipt of an annual bonus is subject to achievement of individual and Company-wide annual performance goals. Ms. Roche is also entitled to receive retention bonuses of up to $90,000 in the aggregate based on her remaining continuously employed during certain periods in the year following the start of her employment with the Company.

Under Ms. Roche’s Employment Letter Agreement, if the Company terminates Ms. Roche’s employment without “cause” (as defined therein), and if such termination is not in connection with a “change in control” (as defined in the Company’s 2020 Equity Incentive Plan, as may be amended), then Ms. Roche will be eligible to receive continued payment of her base salary for nine months following the termination (less applicable tax withholdings). Further, if Ms. Roche resigns for “good reason” (as defined in the Employment Letter Agreement) or the Company terminates Ms. Roche’s employment without cause, and if such termination or resignation occurs at the time of or within 12 months following the effective date of a change in control, then Ms. Roche will be eligible to receive (i) continued payment of her base salary for 12 months following the termination (less applicable tax withholdings), (ii) COBRA premium coverage for up to 12 months, (iii) a lump sum cash payment in an amount equal to one times the target bonus for the year in which the termination occurs, and (iv) full acceleration of the vesting of Ms. Roche’s unvested stock options. Among other conditions to receiving the foregoing severance benefits, Ms. Roche must sign and not revoke a general release contained in a separation agreement in the form presented by the Company, return all Company property and confidential information in her possession, and comply with her post-termination obligations.

Pursuant to the terms of the Employment Letter Agreement, Ms. Roche was awarded a stock option to purchase 125,000 shares of the Company’s common stock. The option will vest over four years, with 25% of the shares subject to the option vesting on the first anniversary of the start date and the remaining 75% vesting in substantially equal monthly installments over the next 36 months.

The foregoing description is qualified by reference to the Employment Letter Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Ms. Roche and the Company also entered into the Company’s standard director and officer indemnification agreement (the “Indemnification Agreement”), under which the Company may be required to indemnify Ms. Roche for certain expenses incurred by her in any proceeding arising out of her service as an executive officer of the Company.

The foregoing description is qualified by reference to the Indemnification Agreement, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Other than the Employment Letter Agreement and the Indemnification Agreement, there are no arrangements or understandings between Ms. Roche and any other persons pursuant to which Ms. Roche was appointed as Chief Financial Officer of the Company. There are also no family relationships between Ms. Roche and any director or executive officer of the Company, and Ms. Roche has no direct or indirect interest in any transaction or proposed transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Ms. Roche is the principal financial officer and principal accounting officer of the Company.

Resignation of Diane Marcou as Chief Financial Officer

Effective simultaneously with Ms. Roche’s appointment as Chief Financial Officer on April 19, 2021, Diane Marcou resigned her position as Interim Chief Financial Officer of the Company, including as principal financial officer and principal accounting officer.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Employment Letter Agreement between the Company and Corleen M. Roche
10.2	Form of Indemnification Agreement by and between the Company and each of its directors and officers (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-1 filed on September 9, 2020).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNOME, INC.

By:	/s/ Purnanand D. Sarma
Purnanand D. Sarma, Ph.D. President and Chief Executive Officer

Dated: April 20, 2021